Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Heather Browne
June 18, 2008	Director, Communications
713-753-3775
heather.browne@kbr.com

Rob Kukla, Jr.
Director, Investor Relations
713-753-5082
investors@kbr.com

KBR Names New Chief Financial Officer

HOUSTON – KBR (NYSE: KBR) today announced T. Kevin DeNicola as the company’s Senior Vice President and Chief Financial Officer. DeNicola’s responsibilities will include oversight of KBR’s Treasury, Accounting and Finance, Investor Relations, Tax and Internal Audit operations. DeNicola served recently as CFO at Houston-based Lyondell Chemical Company.

“Having served as Lyondell’s CFO for six years in addition to having managed the company’s ethylene business, Kevin brings solid financial and operational experience to KBR. His tenure at Lyondell spanned 16 years and also included Vice President of Corporate Development and Director of Investor Relations,” said William P. Utt, KBR’s Chairman, President and CEO. “I am confident that under Kevin’s leadership, KBR will continue to create shareholder value. I want to thank Chip Schneider for his service as interim CFO. Under Chip’s leadership, KBR’s day-to-day financial operations continued to function smoothly and successfully. I thank Chip and his team for their hard work.”

“I am pleased to become part of the KBR team and look forward to building on the work already accomplished to create shareholder value and deliver financial success for the company”, said DeNicola.

DeNicola holds an MBA from Rice University and a M.S. in Chemical Engineering from the University of Virginia. He is a CPA and a member of the Board of Directors of Comerica, Inc. where he serves as Vice Chairman of the Audit Committee.

KBR is a global engineering, construction and services company supporting the energy, petrochemicals, government services and civil infrastructure sectors. The company offers a wide range of services through its Downstream, Government and Infrastructure, Services, Technology, Upstream and Ventures business segments. For more information, visit www.kbr.com.